EXHIBIT 5.1

February 2, 2026

Dror Ortho-Design, Inc.

Shatner Street 3

Jerusalem, Israel

Re:	Dror Ortho-Design, Inc.
Registration	Statement on Form S-1, Registration No. 333-287624

Ladies and Gentlemen:

We have acted as counsel to Dror Ortho-Design, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1, Registration No. 333-287624 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 28, 2025, as thereafter amended or supplemented. The Registration Statement relates to the issuance by the Company of (A) (i) up to 2,020,203 shares (the “Common Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), (ii) prefunded warrants to purchase up to 2,020,203 shares of Common Stock (the “Prefunded Warrants”), and (iii) up to 2,020,203 shares of Common Stock issuable upon exercise of the Prefunded Warrants (the “Prefunded Warrant Shares”), together with up to an additional 303,030 shares of Common Stock proposed to be sold pursuant to an over-allotment option (the “Over-Allotment Option” and together with the Common Shares, the “Shares”) granted by the Company to the several underwriters (the “Underwriters”) named in Schedule A to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and the Underwriters, and (B) (i) warrants to purchase up to 141,414 shares of Common Stock (the “Underwriter Warrants”), and (ii) up to 141,414 shares of Common Stock issuable upon exercise of the Underwriter Warrants (the “Underwriter Warrant Shares”) granted by the Company to Titan Partners Group LLC, a division of American Capital Partners, LLC (“Titan”) pursuant to the Underwriting Agreement. The Shares, the Prefunded Warrants, the Prefunded Warrant Shares, the Underwriter Warrants and the Underwriter Warrant Shares are collectively referred to as the “Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company, each as amended and/or restated as of the date hereof, (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities and related matters, (iii) the Registration Statement and all exhibits thereto, (iv) the form of Underwriting Agreement, (v) the specimen Common Stock certificate, (vi) the form of Prefunded Warrant, (vii) the form of Underwriter Warrant, (viii) a certificate executed by an officer of the Company, dated as of the date hereof, and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect (the “DGCL”).

In rendering the opinion set forth herein, we have assumed that, at the time of the issuance of the Securities, (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective, (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement (the “Prospectus”) will have been issued, (iii) all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus, (iv) the resolutions of the Board of Directors of the Company referred to above will not have been modified or rescinded, and (v) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and will be enforceable obligations of the parties thereto (other than the Company).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, and the Shares have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

2.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto and the Prefunded Warrants have been issued and delivered in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined by the Board or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Prefunded Warrants will constitute valid and legally binding obligations of the Company.

3.	When the Underwriter Warrants have been issued and delivered in accordance with the Underwriting Agreement, the Underwriter Warrants will constitute valid and legally binding obligations of the Company.

4.	When the Underwriting Agreement has been duly executed and delivered by the respective parties thereto, the Prefunded Warrants have been duly executed by the Company and delivered to and paid for by the investors pursuant to the terms of the Underwriting Agreement and the Prefunded Warrant Shares have been issued and delivered in accordance with the terms of the Prefunded Warrants, the Prefunded Warrant Shares will be validly issued, fully paid and non-assessable.

5.	When the Underwriter Warrants have been duly executed by the Company and delivered pursuant to the terms of the Underwriting Agreement and the Underwriter Warrant Shares have been issued in accordance with the terms of the Underwriter Warrants, the Underwriter Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone, LLP
Haynes and Boone, LLP